Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING]

October 23, 2007

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039

CIT Group Inc.
24,000,000 Equity Units

Ladies and Gentlemen:

We have acted as counsel to CIT Group Inc., a Delaware corporation (the “Company”), in connection with the purchase and sale of an aggregate of 24,000,000 equity units (the “Equity Units”) pursuant to the Underwriting Agreement, dated October 17, 2007 (the “Underwriting Agreement”), among the Company and each of you. The Equity Units will initially consist of 24,000,000 corporate units (the “Corporate Units”) with a stated amount, per Corporate Unit, of $25 (the “Stated Amount”). Each Corporate Unit will initially consist of (a) a stock purchase contract (each a “Stock Purchase Contract”) under which (i) the holder will agree to purchase on November 17, 2010 (the “Purchase Contract Settlement Date”), subject to acceleration in connection with any early settlement of such Stock Purchase Contract pursuant to the provisions of the Purchase Contract and Pledge Agreement (as defined below), for an amount of cash equal to the Stated Amount, a number of shares (the “Issuable Common Stock”) of common stock of the Company, par value $.01 per share (the “Common Stock”), determined pursuant to the terms of the Purchase Contract and Pledge Agreement and (ii) the Company will pay to the holder contract adjustment payments at a rate of .25 % per annum and (b) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount of senior notes due November 15, 2015 (the “Notes”) issued pursuant to an Indenture, dated January 20, 2006 (the “Base Indenture”), between the Company and JPMorgan Chase Bank, N.A. (“JP Morgan”), as trustee, as amended and supplemented by a supplemental indenture dated as of February 13, 2007 (the “First Supplemental Indenture”) among the Company, JP Morgan and The Bank of New York, as successor trustee (the “Trustee”), as further amended and supplemented by a supplemental indenture to be dated October 23, 2007 between the Company and the Trustee (the “Second Supplemental Indenture”). The Base Indenture as so amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, being hereinafter referred to as the “Indenture”.

The Equity Units are to be issued pursuant to the Purchase Contract and Pledge Agreement (the “Purchase Contract and Pledge Agreement”), dated as of October 23, 2007, among the Company, The Bank of New York, as collateral agent, custodial agent and securities intermediary (the “Collateral Agent”), and The Bank of New York, as purchase contract agent (the “Stock Purchase Contract Agent”). In accordance with the terms of the Purchase Contract and Pledge Agreement, a holder’s ownership interest in the Notes initially will be pledged to secure such holder’s obligation to purchase the Issuable Common Stock on the Purchase Contract Settlement Date, such pledge to be on the terms and conditions set forth in the Purchase Contract and Pledge Agreement.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.

(b)	The Indenture.

(c)	The form of Note.

(d)	The Purchase Contract and Pledge Agreement.

(e)	The form of Corporate Units certificate.

(f)	A specimen Common Stock certificate.

(g)	The certificate of incorporation and by-laws of the Company, as amended through July 28, 2005 and July 22, 2003, respectively.

(h)	The automatic shelf registration statement on Form S-3 (File No. 333-131159) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on January 20, 2006, a post-effective amendment no. 1 thereto (“Post-Effective Amendment No. 1”) filed by the Company and CIT Group Funding Company of Canada under the Securities Act with the Commission on October 24, 2006 and a post-effective amendment no. 2 thereto (“Post-Effective Amendment No.2”) filed by the Company and CIT Group Funding Company of Canada under the Securities Act with the Commission on October 17, 2007 (such automatic shelf registration statement, as so amended, including information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, and including the current report on Form 8-K filed by the Company with the Commission on October 17, 2007 and the other documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”).

(i)	The prospectus, dated October 17, 2007, forming a part of the Registration Statement, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”), as supplemented by the final prospectus supplement, dated October 17, 2007, relating to the Equity Units (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the current report on Form 8-K filed by the Company with the Commission on October 18, 2007 and the other documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(j)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as abasis for the opinions expressed below.

In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; that each of the Purchase Contract and Pledge Agreement and the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Company of the Purchase Contract and Pledge Agreement or the Indenture will not (a) contravene the certificate of incorporation or bylaws of the Company, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company.

Our opinions set forth below are limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

     1. Each of the Purchase Contract and Pledge Agreement and the Indenture has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2. The Notes have been duly authorized by the Company, and when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered against payment for the Corporate Units of which they are a part in accordance with the terms of Underwriting Agreement and the Purchase Contract and Pledge Agreement, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

     3. The Corporate Units have been duly executed by the Company and, when authenticated in accordance with the Purchase Contract and Pledge Agreement and delivered to and paid for as provided in the Underwriting Agreement, assuming that the certificates evidencing the Corporate Units have been duly executed by the Stock Purchase Contract Agent, as attorney-in-fact of the holders thereof, the Corporate Units will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     4. The shares of Issuable Common Stock have been duly authorized by the Company and reserved for issuance and, when issued and delivered in accordance with the Purchase Contract and Pledge Agreement, will be duly and validly issued, fully paid and non-assessable, and the issuance of the Issuable Common Stock will not be subject to preemptive rights pursuant to the General Corporation Law of the State of Delaware, or the certificate of incorporation or bylaws of the Company.

The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP

MJS/FE/SK/JR/MB